As Filed With the Securities and Exchange Commission on April 30, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

————————————————————————————————————

WILSON BANK HOLDING COMPANY

(Exact name of Registrant as Specified in Its Charter)

Tennessee	62-1497076
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

623 West Main Street
Lebanon, Tennessee	37087
(Address of Principal Executive Offices)	(Zip Code)

WILSON BANK HOLDING COMPANY 2025 EQUITY INCENTIVE PLAN
(Full title of the plan)

John McDearman III Chief Executive Officer Wilson Bank Holding Company 623 West Main Street Lebanon, TN 37087
(Name and address of agent for service)

(615) 444-2265
(Telephone number, including area code, of agent for service)
Copies to: D. Scott Holley, Esq. Bass, Berry & Sims PLC 21 Platform Way South, Suite 3500 Nashville, TN 37203

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accerlerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

PART i

Information Required in the SECTION 10(a) prospectus

Wilson Bank Holding Company (the “Registrant” or the “Company”) has sent or given or will send or give documents containing the information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC” or the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on February 28, 2025;

(2) The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 from the Registrant’s definitive proxy statement on Schedule 14A, filed with the SEC on March 21, 2025;

(3) The Registrant’s Current Report on Form 8-K filed with the SEC on April 28, 2025; and

(4) The description of the Registrant’s securities contained in Exhibit 4.2 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 12, 2021, and including any amendment or report filed for the purpose of updating such description.

Except to the extent information is deemed furnished and not filed or specifically required to be incorporated by reference, in each case, pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or the related prospectus.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Tennessee Business Corporation Act (“TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interests, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director or officer of the corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (i) the officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (ii) the officer or director was adjudged liable on the basis that personal benefit was improperly received by him or her; or (iii) the officer or director breached his or her duty of care to the corporation.

The Registrant’s bylaws provide that the Registrant shall indemnify and advance expenses to each director or officer of Registrant, or any person who may have served at the request of Registrant’s board of directors or its Chief Executive Officer, as a director or officer of another corporation (and, in either case, his or her heirs, executors and administrators), to the fullest extent allowed by the laws of the State of Tennessee, both as now in effect or hereafter adopted. The bylaws also provide that the Registrant may indemnify and advance expenses to any employee or agent of the Registrant who is not a director or officer (and his or her heirs, executors and administrators) to the same extent as to a director or officer, if the board of directors determines that to do so is in the best interests of the Registrant.

The Registrant’s bylaws also provide that the indemnification rights contained in the bylaws do not exclude other indemnification rights to which a director or officer may be entitled under any statute, charter provision, bylaw, resolution adopted by the shareholders, resolution adopted by the board of directors, agreement, insurance, purchase by the Registrant or otherwise, both as to action in his official capacity and as to action in another capacity.

The Registrant believes that its bylaw provisions related to indemnification and limitations on liability are necessary to attract and retain qualified persons as directors and officers.

The Registrant’s charter provides that to the fullest extent permitted by the TBCA as in effect on the date the charter became effective and as thereafter amended from time to time, a director of the corporation shall not be liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director.

The Registrant has in effect a directors’ and officers’ liability insurance policy which provides coverage for its directors and officers. Under this policy, the insurer agrees to pay, subject to certain exclusions, for any claim made against a director or officer of the Registrant for a wrongful act by such director or officer, but only if and to the extent such director or officer becomes legally obligated to pay such claim.

Item 7. Exemption from Registration Claimed.

None.

Item 8. Exhibits.

4.1 Charter of Wilson Bank Holding Company, as amended (restated for SEC electronic filling purposes only) (incorporated herein by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the SEC on August 9, 2016).

4.2 Bylaws of Wilson Bank Holding Company, as amended (restated for SEC electronic filling purposes only) (incorporated herein by reference to Exhibit 3.2 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the SEC on May 10, 2016).

4.3 Specimen Certificate for shares of Common Stock, par value $2.00 per share, of Wilson Bank Holding Company (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-4 (Registration No. 333-121943) filed with the SEC on January 10, 2005).

4.3 Wilson Bank Holding Company 2025 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on April 28, 2025). *

5.1 Opinion of Bass, Berry & Sims PLC. *

23.1 Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1). *

23.2 Consent of Maggart & Associates, P.C. *

24.1 Powers of Attorney (contained on the signature page to this registration statement). *

107 Filing Fee Table. *

* Filed herewith.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that clauses (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lebanon, State of Tennessee, on April 30, 2025.

WILSON BANK HOLDING COMPANY

By: /s/ John C. McDearman, III

John C. McDearman, III

President, Chief Executive Officer and Director

KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints each of John C. McDearman, III and Kayla Hawkins, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date
/s/ John C. McDearman, III John C. McDearman, III	President, Chief Executive Officer and Director (Principal Executive Officer)	April 30, 2025
/s/ Kayla Hawkins Kayla Hawkins	Chief Financial Officer (Principal Financial and Accounting Officer)	April 30, 2025
/s/ Jack W. Bell Jack W. Bell	Director	April 30, 2025
/s/ James F. Comer James F. Comer	Director	April 30, 2025
/s/ William P. Jordan William P. Jordan	Director	April 30, 2025
/s/ James Anthony Patton James Anthony Patton	Director	April 30, 2025
/s/ J. Randall Clemons J. Randall Clemons	Director	April 30, 2025
/s/ Michael G. Maynard Michael G. Maynard	Director	April 30, 2025
/s/ Clinton M. Swain Clinton M. Swain	Director	April 30, 2025
/s/ H. Elmer Richerson H. Elmer Richerson	Director	April 30, 2025
/s/ Lisa Pominski Lisa Pominski	Director	April 30, 2025